Exhibit 99.1

[NMHC Letterhead]

[Date]

[Name]

[Address]

Re: Excise Tax Gross-Up Agreement

Dear [                    ]:

This letter agreement (the “Agreement”) sets forth the agreement between you (the “Executive”) and National Medical Health Card Systems, Inc. (the “Company”), as set forth below:

1. Anything in this Agreement, your employment agreement with the Company, dated                      (the “Employment Agreement”), or any other plan, arrangement or agreement with the Company (collectively, your “Employment Related Agreements”) to the contrary notwithstanding, in the event you shall become entitled to payments and/or benefits provided by any Employment Related Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of any Employment Related Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company (a “Payment”), which Payments would subject the Executive to the excise tax imposed by Section 4999 of the Code or any interest or penalties (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive shall retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

2. Subject to the provisions of Section 3, all determinations required to be made under this Agreement, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm shall be jointly selected by the Company and the Executive and shall not, during the two years preceding the date of its selection, have acted in any way on behalf of the Company or its affiliated companies. If the Company and the Executive cannot agree on the firm to serve as the Accounting Firm, then the Company and the Executive shall each select an accounting firm and those two firms shall jointly select an accounting firm to serve as the Accounting Firm. All fees and expenses of the

Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Agreement, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 3 hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

3. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service (the “IRS”) that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The failure of the Executive to give the notice provided in the immediately preceding sentence by the date specified therein shall not affect the Company’s obligations hereunder except to the extent the Company is prejudiced thereby. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(a) give the Company any information reasonably requested by the Company relating to such claim,

(b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(c) cooperate with the Company in good faith in order effectively to contest such claim, and

(d) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided the Executive shall not be required by the Company to agree to any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due unless such extension is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

4. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3 hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 3 hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3 hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5. If, pursuant to regulations issued under Section 280G or 4999 of the Code, the Company and the Executive were required to make a preliminary determination of the amount of an excess parachute payment and thereafter a redetermination of the Excise Tax is required under the applicable regulations, the parties shall request the Accounting Firm to make such redetermination. If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the redetermination of the Excise Tax results in a reduction of the Excise Tax, the Executive shall take such steps as the Company may reasonably direct in order to obtain a refund of the excess Excise Tax paid. If the Company determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of Section 3 hereof relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by the Executive, participation by the Company in the proceedings and indemnification by the Company. Upon receipt of any such refund, the Executive shall promptly pay the amount of such refund to the Company. If the amount of the income taxes otherwise payable by the Executive in respect of the year in which the Executive makes such payment to the Company is reduced as a result of such payment, the Executive shall, no later than the filing of his income tax return in respect of such year, pay the amount of such tax benefit to the Company. In the event there is a subsequent redetermination of the Executive’s income taxes resulting in a reduction of such tax benefit, the Company shall, promptly after receipt of notice of such reduction, pay to the Executive the amount of such reduction. If the Company objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Accounting Firm shall make the final determination of the appropriate amount. The Executive shall not be obligated to pay to the Company the amount of any further tax benefits that may be realized by him or her as a result of paying to the Company the amount of the initial tax benefit.

6. This Agreement is not an agreement of employment. This Agreement does not guarantee that the Company will employ or retain, or to continue to, employ or retain the Executive for any period of time, nor does it modify in any respect any of the Executive’s or the Company’s rights under any Employment Related Agreement, which shall remain in full force and effect and unchanged by this Agreement.

7. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all the assets of the Company, provided that, in the case of such a sale or liquidation, the assignee or transferee assumes in writing the obligation to perform this Agreement (it being understood, however, that no such assignment or transfer shall relieve the Company of its liabilities or obligations under this Agreement).

8. To the extent not preempted by or inconsistent with federal law, this Agreement shall be governed and construed in accordance with the laws of the state of New York shall apply. If any provision of this Agreement is held invalid or unenforceable, the invalidity or unenforceability shall not affect any other provision of this Agreement and the Agreement shall be construed and enforced as if the provision had not been included.

9. For purposes of this Agreement, the term “Company” shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, and such successors and assignees shall perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

10. This Agreement sets forth all understandings with regard to the treatment of the imposition of any Excise Tax upon the Executive and the corresponding receipt of any Gross Up Payment payable by the Company and supersedes all prior agreements and understandings relating to tax reimbursement. This Agreement has been presented to, and duly authorized by, the Compensation Committee of the Board of Directors of the Company. It may not be amended or terminated without the written agreement of both parties hereto.

Sincerely,

Acknowledged and Agreed by:

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